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                                                                  EXHIBIT 99.B11


                        [COOPERS & LYBRAND LETTERHEAD]


CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Strong Municipal Funds, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 12 to the Registration Statement of Strong Municipal Funds, Inc. on Form N-1A of our report dated January 28, 1995 on our audit of the financial statements and financial highlights of Strong Municipal Money Market Fund (formerly known as Strong Municipal Money Market Fund, Inc.), a series of Strong Municipal Funds, Inc., which report is included in the Annual Report to Shareholders for the year ended December 31, 1994, which is also incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information.



/s/ Coopers & Lybrand LLP


Milwaukee, Wisconsin
November 14, 1995